Exhibit 99.1

Argan, Inc. Increases Share Repurchase Program to $125 Million,

Declares Regularly Quarterly Cash Dividend of $0.25 Per Common Share

December 14, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors (the “Board”) approved an increase to the Company’s existing share repurchase program from $100 million to $125 million and declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable January 31, 2023 to stockholders of record at the close of business on January 20, 2023.

“The expansion of our share repurchase program, along with our regularly quarterly dividend, reflects the Board’s commitment to our disciplined capital allocation strategy and the confidence in our business,” said David Watson, Argan’s President and Chief Executive Officer. “Under the share repurchase authorization, we have repurchased approximately 14% of our outstanding shares at a cost of approximately $84 million since November 2021. As our subsidiaries continue to contribute to the growth in backlog, currently exceeding $0.8 billion, and to successfully execute on their work, we believe the future for Argan is substantial.”

The Board’s authorization permits the Company to make purchases of its common stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions, up to the aggregate amount authorized by the Board. The Board’s authorization allows the repurchase of shares through January 2024.

About Argan

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027